Exhibit 10.3

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT is made as of February 1, 2011 (“Effective Date”), by and between MEDICALWORK, LLC, a Georgia limited liability company (“Employer”), and JEFFREY E. SISK (“Executive”).

WHEREAS, Executive and Employer are parties to that certain Promissory Note of even date herewith in the principal amount of $3,950,000 (the “Note”), which Employer and Generation Zero Group, Inc., a Nevada corporation and parent company of Employer (“GNZR”) have given to Executive in connection with the merger of StaffMD, Inc., a Georgia corporation wholly owned by Executive (“StaffMD”) with and into Employer (the “Merger”) pursuant to that certain Agreement and Plan of Merger of even date herewith by and among the Employer, GNZR MedicalWork, StaffMD and Executive (the “Merger Agreement”); and

WHEREAS, Employer, through its Board of Managers, considers the maintenance of a competent and experienced executive management team to be essential to the long-term success of Employer following the Merger; and

WHEREAS, in this regard, Employer has determined that it is in Employer’s best interest that Executive serve as Manager and as President & Chief Executive Officer of Employer, pursuant to a written employment agreement; and

WHEREAS, Employer has agreed with Executive that this Agreement shall set forth the terms and conditions of Executive’s employment by Employer;

NOW, THEREFORE, in furtherance of the interests described above and in consideration of the respective covenants and agreements herein contained, the parties hereto agree as follows:

1.           Term of Employment

Employment of Executive pursuant to this Agreement shall be for a period commencing on the Effective Date hereof and ending on the date of the satisfaction in full of the Note (the “Term”), unless such employment is earlier terminated as provided in Section 5 of this Agreement.  Thereafter, the Term shall be continued on at at-will basis unless either party shall give written notice to the other party of its election not to extend the Term at least thirty (30) days prior to the date on which such extension would otherwise become effective.

2.           Position and Duties

Executive shall serve as sole Manager of the Employer’s Board of Managers (the “Board”), and as President & Chief Executive Officer of Employer, during the Term.  Executive shall have duties, responsibilities and authority as normally attend such positions, and as described in the Operating Agreement of the Employer then in effect.  Executive shall devote the necessary business time and attention (the parties hereto acknowledging that the position shall not require a full time commitment), and Executive’s best efforts, abilities, experience, and talent to the performance of such duties and responsibilities for the business of the Employer and its affiliates.

3.	Place of Performance

Executive shall be based at a location reasonably acceptable to Executive and Employer, except for occasionally required travel.  Employer shall furnish Executive with such facilities and services as shall be suitable to Executive’s position and adequate for the performance of his duties hereunder.

4.            Compensation

(a)           Salary.  Employer shall pay Executive an Annual Base Salary of $120,000.00, payable twice per month or such other interval as reasonably determined by Employer in accordance with Employer’s applicable payroll policies, as may be modified from time to time.

(b)           Bonus.  Executive will be eligible to receive a discretionary bonus by meeting performance targets as may be established in good faith by GNZR and the Executive from time to time.  The amount of such bonus, if any, shall be negotiated in good faith between GNZR and the Executive.

(c)           Other Benefits.  In addition to the compensation provided for in subparagraphs (a) and (b) above, during the Term of his employment under this Agreement, Executive shall be eligible:

 (1)           to participate in any and all employee benefit programs or stock programs of Employer or its parent company GNZR, now or hereafter in effect and open to participation by qualifying employees of Employer generally, including but not limited to participation in any qualified pension, profit sharing or stock option plans;

(2)            to participate in any comprehensive group medical plan and/or other group plans provided by Employer, to the extent allowed by the terms of such plans, with the cost of such coverage for Executive and Executive’s family to be paid by Employer on the same basis as for other senior executives of Employer; and

(3)            for reimbursement of all reasonable and necessary business expenses incurred by Executive in performing his duties hereunder, subject to Executive submitting appropriate vouchers in accordance with Employer’s policy.

5.	Termination of Employment

(a)           Termination by Employer.  Notwithstanding any provision contained in this Agreement to the contrary, Employer shall be entitled to terminate this Agreement upon the occurrence of the following:

(1)           The death of Executive;

(2)           Executive: (A) habitually neglects or engages in misconduct in connection with his duties and responsibilities hereunder, (B) willfully and materially breaches his duties or obligations under this Agreement, including but not limited to his obligations in Sections 7-10 of this Agreement, or (C) is indicted or convicted of a felony (collectively, termination for any reason set forth in this subparagraph (a)(3) shall be “For Cause”);

(3)           Executive gives notice to Employer, pursuant to Section 5(b) or otherwise, that Executive intends to terminate his employment under this Agreement; or

(4)           Without cause upon thirty (30) days advance written notice to the Executive.

Any termination pursuant to Section 5(a) shall require as a condition precedent that the Note be paid in full upon the effective date of the termination.

(b)           Termination by Executive.  Notwithstanding any provision contained in this Agreement to the contrary, Executive shall be entitled to terminate this Agreement upon thirty (30) days advance written notice to the Employer.

6.            Compensation After Termination

(a)           Termination without Severance Pay.  In the event of a termination pursuant to Sections 5(a)(1)—(3) or 5(b), Employer shall have no further obligation to Executive after the Termination Date, except for salary accrued through the date of such termination (or as otherwise provided by law, if greater) or by any separate agreements including without limitation the obligations of Employer and GNZR under the Note.  Employer shall continue to have all other rights available hereunder (including, without limitation, all rights under Sections 7-11) at law or in equity.

(b)           Termination with Severance Pay.  If this Agreement is terminated pursuant to Section 5(a)(4), then in addition to payment in full of the Note, Employer shall pay Executive severance pay in the amount of the lesser of: (i) the salary due for the remainder of the Term or (ii) twelve (12) months of his Annual Base Salary, less applicable tax withholding, to be distributed through salary continuation, at Employer’s option.  The receipt of such severance pay shall be contingent upon Executive’s execution of a general release of all claims against Employer and its affiliates, of a form and substance acceptable to Employer.  Employer shall have no further obligation to Executive, except as otherwise provided by law or by the Seller Note.  Employer shall continue to have all other rights available hereunder (including, without limitation, all rights under Sections 7-11) at law or in equity.

7.            Covenant Not To Compete

(a)           Executive’s Acknowledgments.  Executive acknowledges that: (i) during the Term and thereafter, Employer is and will be engaged in the development and operation of internet websites and businesses in the staffing industry (the “Business”); (ii) Executive is one of a limited number of persons who will be developing the Business of Employer; (iii) Executive has and will continue to occupy a position of trust and confidence with Employer during the Term, and has and will continue to be familiar with Employer’s trade secrets and with other proprietary and confidential information; (iv) the agreements and covenants contained in this Section are essential to protect Employer and its goodwill and are a condition precedent to Employer entering into this Agreement; (v) Executive’s employment with Employer has special, unique and extraordinary value to Employer and Employer would be irreparably damaged if Executive were to provide services to any person or entity in violation of the provisions of this Agreement; and (vi) the provisions of this Section will not impair Executive’s ability to support himself.

(b)           Covenant Not to Compete.  Executive hereby agrees that for a period commencing on the Effective Date and ending twelve (12) months after the termination of Executive’s employment (the “Restrictive Period”), Executive shall not, within the Territory (as defined below) directly or indirectly, as employee, agent, consultant, stockholder, director, co-partner or in any other individual or representative capacity, own, operate, manage, control, engage in, invest in or participate in any manner in, act as a consultant or advisor to, render services for (alone or in association with any person, firm, corporation or entity), or otherwise assist any person or entity (other than Employer or an affiliate of Employer) that engages in or proposes to engage in the Business.  For purposes of this Agreement, “Territory” means worldwide.  Executive acknowledges that Employer is engaged in the Business worldwide; that Employer competes on a worldwide basis; and that this restrictive covenant is reasonable and necessary on a worldwide basis.  Notwithstanding the foregoing, the covenant not to compete provisions of this Section 7 shall be null and void immediately and of no force and effect if (i) for any reason the Note is not paid in full on or before the effective date of the termination of Executive’s employment, or (ii) if this Agreement is terminated pursuant to Section 5(a)(4).

8.            Non-Solicitation of Employees

Other than in the performance of his duties hereunder, during the Restrictive Period, Executive shall not, directly or indirectly, as employee, agent, consultant, stockholder, director, co-partner or in any other individual or representative capacity, employ or engage, recruit or solicit for employment or engagement, any person who was, is or becomes employed or engaged by Employer during the Restrictive Period, or otherwise seek to influence or alter any such person’s relationship with Employer. Notwithstanding the foregoing, the covenant not to solicit provisions of this Section 8 shall be null and void immediately and of no force and effect if for any reason the Note is not paid in full on or before the effective date of the termination of Executive’s employment.

9.            Confidential Information

Executive recognizes and acknowledges that Employer has developed and will develop, and may disclose to Executive, certain proprietary information relating to the Business and software to be used in connection therewith, which information gives Employer a competitive advantage over those in its field who do not have such information and for which it has taken reasonable efforts to maintain the secrecy thereof (“Confidential Information”).  Executive will not, during or after the Term, disclose such Confidential Information to any person, firm, corporation, association or other entity for any reason or purpose whatsoever other than on behalf of Employer in the ordinary course of its business, nor shall Executive make use of any such Confidential Information for his own purposes or for the benefit of any person, firm, corporation or other entity (except Employer) under any circumstances during or after the term of his employment.  As used herein, Confidential Information does not include any information that (a) was previously known to Executive free of any obligation of confidentiality (including, but not limited to, any Confidential Information of StaffMD obtained as a result of the Merger); (b) is in the public domain or generally known at the time of disclosure or thereafter becomes part of the public domain or generally known through no fault of Executive; or (c) is required to be disclosed by law or regulation or judicial decree, provided, however, that Executive shall, to the extent practicable, give Employer prior written notice of any such disclosure and shall cooperate with Employer in obtaining a protective order or such similar protection as Employer may deem appropriate.  Executive acknowledges and agrees that all memoranda, books, papers, letters, formulae, software and other data, and all copies thereof in whatever form, that embody or contain Confidential Information, whether made by him or otherwise coming into his possession, are owned exclusively by Employer and on termination of his employment, or on demand of Employer, at any time, to deliver the same to Employer. Notwithstanding the foregoing, the covenants regarding Confidential Information in this Section 9 shall be null and void immediately and of no force and effect if for any reason the Note is not paid in full on or before the effective date of the termination of Executive’s employment.

10.          Assignment of Inventions

If Executive individually or jointly made or conceived of any invention, technique, process, or other know-how, whether patentable or not, in the course of performing services for Employer (collectively “Inventions”), Executive agrees to assign to Employer Executive’s entire right, title and interest in any such Inventions.  Executive further agrees to promptly disclose any such Inventions to Employer and will, upon request, promptly sign a specific assignment of title to Employer and assist in any way reasonably necessary to enable Employer to secure patent, trade secret or any other proprietary rights in the United States or foreign countries.  This Section does not apply to any Invention for which no equipment, supplies, facility or trade secret information of Employer was used and which was developed entirely on Executive’s own time, unless: (1) the invention relates (a) to the business of Employer or (b) to Employer’s actual demonstratively anticipated research or development; or (2) the invention results from any work performed by Executive for Employer.

11.          Remedies for Enforcement of Restrictive Covenants

(a)           Blue-Pencil. If any court of competent jurisdiction shall deem any provision in Sections 7-10 (collectively, “Restrictive Covenants”) too restrictive, the other provisions of the Restrictive Covenants shall stand, and the court shall modify the Restrictive Covenants to the point of greatest restriction permissible by law.

(b)           Remedies. Executive acknowledges and agrees that the Restrictive Covenants are reasonable and necessary for the protection of Employer’s business interests, that irreparable injury will result to Employer if Executive breaches any of the terms of said Restrictive Covenants, and that in the event of Executive’s actual or threatened breach of any such Restrictive Covenants, Employer will have no adequate remedy at law.  Executive accordingly agrees that in the event of any actual or threatened breach by him of any of the Restrictive Covenants, Employer shall be entitled to immediate temporary injunctive and other equitable relief, without bond and without the necessity of showing actual monetary damages, subject to hearing as soon thereafter as possible.  Nothing contained herein shall be construed as prohibiting Employer from pursuing any other remedies available to it for such breach or threatened breach, including the recovery of any damages which it is able to prove.

(c)            Attorneys’ Fees. If Employer commences litigation to enforce or protect its rights as set forth in Sections 7-10, above, and prevails, Employer shall be entitled to recover reasonable attorneys’ fees, reasonable litigation expenses and court costs relating to such litigation, in addition to all other entitled relief, including but not limited to damages and injunctive relief.  If Employer or GNZR commences litigation to enforce or protect Employer’s rights as set forth in Sections 7-10, above, and does not prevail, Executive shall be entitled to recover from GNZR and Employer, jointly and severally, reasonable attorneys’ fees, reasonable litigation expenses and court costs relating to such litigation, in addition to all other entitled relief, including but not limited to damages and injunctive relief.

12.           Executive Assistance

Both during and after Executive’s employment with Employer, Executive shall, upon reasonable notice, furnish Employer with such information as may be in Executive’s possession or control, and cooperate with Employer, as Employer may reasonably request (with due consideration to Executive’s business activities and obligations after the Term), in connection with any litigation, claim, or other dispute with any third party (excluding Executive) in which Employer or any of its affiliates is or may become a party.  Employer shall reimburse Executive for all reasonable out-of-pocket expenses incurred by Executive in fulfilling Executive’s obligations under this Section.

13.           Arbitration

Except for disputes arising out of an alleged violation of the Restrictive Covenants set forth in Sections 7-11, any controversy or claim arising out of or relating to any provision of this Agreement or any other document or agreement referred to herein (including, but not limited to any stock option plan) shall be resolved by arbitration.  The arbitration process shall be instigated by either party giving written notice to the other of the desire for arbitration and the factual allegations underlying the basis for the dispute.  The arbitration shall be conducted by such alternative dispute resolution service as is agreed to by the parties, or, failing such agreement within thirty (30) days after such dispute arises, by arbitrators selected as described below in accordance with the rules and procedures established by the American Arbitration Association.  Only a person who is a practicing lawyer admitted to a state bar may serve as an arbitrator.  Each party shall select one arbitrator, and those arbitrators shall choose a third arbitrator; these arbitrators shall constitute the panel.  The American Arbitration Association rules for employment arbitration shall control any discovery conducted in connection with the arbitration.  The expenses of arbitration (other than attorneys’ fees) shall be shared as determined by arbitration.  Each side to the claim or controversy shall pay their own attorneys’ fees.  Any result reached by the panel shall be binding on all parties to the arbitration, and no appeal may be taken.  It is agreed that any party to any award rendered in such arbitration proceeding may seek a judgment upon the award and that judgment may be entered thereon by any court having jurisdiction.  The arbitration shall be conducted in Fulton County, Georgia.

14.           Successors and Assigns; Assumption by Successors

This Agreement may not be assigned by any party hereto; provided that Employer may assign this Agreement:  (a) to an affiliate so long as such affiliate assumes Employer’s obligations hereunder and no such assignment shall discharge Employer of its obligations herein, or (b) in connection with a corporate transaction, to the surviving corporation or purchaser as the case may be, so long as such entity assumes Employer’s obligations hereunder.

15.           Notices

All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by facsimile (with written confirmation of receipt), provided that a copy is mailed by registered mail, return receipt requested, or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested) to the appropriate addresses and facsimile numbers set forth below:

If to Executive:	Jeffrey E. Sisk 199 Daisy Street
Homosassa, FL 34446
Phone: (352) 212-0403
If to Employer	Fax: (352) 382-1748 MedicalWork, LLC c/o Generation Zero Group, Inc. 180 Allen Road, Suite 105N Atlanta, GA 30328 Phone: (770) 450-0007 Fax: (713) 524-4122 Attention: M. Krieg

Either party may, by providing notice in the manner described above, waive all or any part of any advance notice requirement that it may be entitled to hereunder.

16.           Invalidity/Waiver of Breach

The invalidity or unenforceability of any provision or application of this Agreement shall not affect the validity or enforceability of any other provisions or applications, which shall remain in full force and effect.  Waiver by any party of a breach of any provision or application of this Agreement shall not operate as or be construed as a waiver by such party of any subsequent breach hereof.

17.           Entire Agreement; Written Modification

This Agreement contains the entire agreement between the parties concerning the employment of Executive by Employer.  No modification, amendment or waiver of any provision hereof shall be effective unless in writing specifically referring hereto and signed by the party against whom such provision as modified or amended or such waiver is sought to be enforced.

18.           Governing Law

This Agreement is governed by and is to be construed and enforced in accordance with the laws of the State of Georgia, without regard to its conflict of law provisions.

19.           Counterparts; Effect of Facsimile and Photocopied Signatures.

This Agreement may be executed in several counterparts, each of which is an original.  It shall not be necessary in making proof of this Agreement or any counterpart hereof to produce or account for any of the other counterparts.  A copy of this Agreement signed by one Party and faxed or scanned and emailed to another Party (as a PDF or similar image file) shall be deemed to have been executed and delivered by the signing Party as though an original.  A photocopy or PDF of this Agreement shall be effective as an original for all purposes.

[Signatures begin next page]

IN WITNESS WHEREOF, the parties have executed or caused to be executed this Employment Agreement as of the day and year first above written.

MedicalWork, LLC
By:
Name: Matthew D. Krieg
Title: Manager

EXECUTIVE

/s/ Jeffrey E. Sisk
Jeffrey E. Sisk